Exhibit 99.2

GigInternational1, Inc. Announces Closing of $200 Million Initial Public Offering

PALO ALTO, Calif. – May 21, 2021 – GigInternational1, Inc. (NASDAQ: GIWWU) (the “Company” or “GigInternational1”), the fifth SPAC issued by the GigCapital Global team since 2017, today announced the closing of its initial public offering of 20,000,000 units at a price of $10.00 per unit for gross proceeds of $200 million. Each unit consists of one share of common stock and one-half (1/2) of one redeemable warrant of the Company. Each whole warrant entitles the holder to purchase one share of common stock of the Company at a price of $11.50 per share.

The units began trading on the Nasdaq Capital Market (the “NASDAQ”) under the ticker symbol “GIWWU” on May 19, 2021. Once the securities comprising the units begin separate trading, the shares and warrants are expected to be traded on the NASDAQ under the symbols “GIW” and “GIWWW”, respectively.

Led by Dr. Avi Katz, Executive Chairman, and Dr. Raluca Dinu, Chief Executive Officer, President, Secretary and Director, the Company intends to focus on opportunities in the technology, media, and telecommunications, aerospace and defense, mobility, and semiconductor industries. From a geographic perspective, the Company plans to focus predominantly on targets in Europe and Israel.

Oppenheimer & Co. Inc. and William Blair & Company, L.L.C. are the joint book running managers for the offering. The managers have a 45-day option to purchase up to an additional 3,000,000 units solely to cover over-allotments, if any.

A final prospectus relating to and describing the final terms of the offering has been filed with the SEC. The offering was made only by means of a prospectus, copies of which may be obtained by contacting Oppenheimer & Co. Inc., Attention: Syndicate Prospectus Department, 85 Broad Street, 26th Floor, New York, New York 10004, by telephone at (212) 667-8055, or by email at EquityProspectus@opco.com and William Blair & Company, L.L.C., Attention: Prospectus Department, 150 North Riverside Plaza, Chicago, Illinois 60606, by telephone at (800) 621-0687 or by email at prospectus@williamblair.com. Copies of the registration statements can also be accessed through the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Note Concerning Forward Looking Statements

This news release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

“Private-to-Public Equity (PPE)” and “Mentor-Investor” are trademarks of GigFounders, LLC, a member entity of GigCapital Global and the founder of GigInternational1 Sponsor, LLC, used pursuant to agreement.

About GigInternational1

GigInternational1 (NASDAQ: GIWWU) is a Private-to-Public Equity (PPE)™ company, also known as a blank check company or special purpose acquisition company (SPAC), focusing on companies in the technology, media, and telecommunications, aerospace and defense, mobility, and semiconductor industries, primarily located in Europe or Israel. It was sponsored by GigInternational1 Sponsor, LLC, which was founded by GigFounders, LLC, each a member entity of GigCapital Global, and formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses.

The Company intends to focus on opportunities to capitalize on the ability of its management team, particularly its executive officers, to identify, acquire and operate a business with an enterprise valuation larger than $1 billion.

MEDIA CONTACT

Brian Ruby, ICR, brian.ruby@icrinc.com